APPENDIX H

CODE OF ETHICS

Adopted January 2014

I.	INTRODUCTION

High ethical standards are essential for the success of the Adviser and to maintain the confidence of clients. The Adviser’s long-term business interests are best served by adherence to the principle that the interests of clients come first. We have a fiduciary duty to clients to act solely for the benefit of our clients. All personnel of the Adviser, including directors, officers and employees of the Adviser must put the interests of the Adviser’s clients before their own personal interests and must act honestly and fairly in all respects in dealings with clients. All personnel of the Adviser must also comply with all federal securities laws. In recognition of the Adviser’s fiduciary duty to its clients and the Adviser’s desire to maintain its high ethical standards, the Adviser has adopted this Code of Ethics (the “Code”) containing provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of the Adviser’s clients.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment by the Adviser. If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer, who is charged with the administration of this Code of Ethics.

II.	DEFINITIONS

1.
Access Person means any partner, officer, member or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser (i) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding portfolio holdings of any reportable fund or (ii) who is involved in making securities recommendations to clients (or who has access to such  recommendations that are nonpublic).

2.
Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

3.
Beneficial ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

4.	Covered Person means any director/manager, officer, employee or Access Person of the Adviser.

5.	Personal Account means any account in which a Covered Person has any beneficial ownership.

6.
Reportable Security means a security as defined in section 202(a)(18) of the Act (15 U.S.C. 80b-2(a)(18)) and includes any derivative, commodities, options or forward contracts relating thereto, except that it does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by money market funds;

(iv)
Shares issued by registered open-end funds other than exchange-traded funds and other than registered funds managed by the Adviser or registered funds whose adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser (each a “Reportable Fund”); and

(v)	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which are reportable funds.

III.	APPLICABILITY OF CODE OF ETHICS

Personal Accounts of Covered Persons. This Code of Ethics applies to all Personal Accounts of all Covered Persons.

A Personal Account also includes an account maintained by or for:

●	A Covered Person’s spouse (other than a legally separated or divorced spouse of the Covered Person) and minor children;

●
Any immediate family members who live in the Covered Person’s household. For the purposes of the foregoing, “immediate family” shall be deemed to include a Covered Person’s, spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and adoptive relationships;

●
Any persons to whom the Covered Person provides primary financial support, and either (i) whose financial affairs the Covered Person controls, or (ii) for whom the Covered Person provides discretionary advisory services; and

●	Any partnership, corporation or other entity in which the Covered Person has a 25% or greater beneficial interest, or in which the Covered Person exercises effective control.

A comprehensive list of all Covered Persons and Personal Accounts will be maintained by the Adviser’s Compliance Officer.

IV.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

1.
General. It is the responsibility of each Covered Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Covered Persons may be effected only in accordance with the provisions of this Section. As of January 14, 2013, all supervised person are prohibited from trading securities in their personal account that are currently being held or traded by the Funds. All Personal Trading transactions must be approved by the Chief Compliance Officer prior to execution. Should the Adviser trade the same or substantially the same security as any supervised person, then the entire position must be maintained until 30 days after the Adviser exits the trade. There are no restrictions trading ETF’s, mutual funds or currency.

2.
Initial Public Offerings. A Covered Person may not acquire any direct or  indirect beneficial ownership in any securities in any initial public offering without prior written approval of the Compliance Officer.

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3.
Private Placements and Investment Opportunities of Limited Availability. A Covered Person may not acquire any beneficial ownership in any securities, in any private placement of securities or investment opportunity of limited availability unless the Compliance Officer has given express prior written approval.

4.
Service on Boards of Directors. A Covered Person shall not serve as a director (or similar position) on the board or a member of a creditors committee of any company unless the Covered Person has received written approval from the Compliance Officer and the Adviser has adopted policies to address such service. Authorization will be based upon a determination that the board service would not be inconsistent with the interest of any client account.

5.
Other Business Activities. At the time a Covered Person submits the initial holdings report in accordance with Section V of this Code of Ethics, the Covered Person will submit to the Compliance Officer a description of any business activities in which the Covered Person has a significant role.  A Form of Report on Outside Business Activities is attached as Attachment D.

6.
Management of Non-Adviser Accounts. Covered Persons are prohibited from managing accounts for third parties who are not clients of the Adviser or serving as a trustee for third parties unless the Compliance Officer preclears the arrangement and finds that the arrangement would not harm any client. The Compliance Officer may require  the Covered Person to report transactions for such account and may impose such conditions or restrictions as are warranted under the circumstances.

V.	REPORTING

1.
Account Statements to Adviser. All Covered Persons must direct their brokers or custodians or any persons managing the Covered Person’s account in which any Reportable Securities are held to supply the Compliance Officer with:

●	The Covered Person’s quarterly brokerage statements

●
All Covered Persons must submit to the Compliance Officer a report of their securities transactions no later than 30 days after the  end  of each  calendar quarter unless the information required to be disclosed with respect to such securities transactions is contained in the quarterly  brokerage  statement submitted to the Compliance Officer.  The report must set forth each transaction in a Reportable Security in which the Covered Person had any beneficial interest during the period covered by the report. A form of quarterly report is set forth as Attachment B.

2.
New Accounts. Each Covered Person must notify the Compliance Officer promptly if the Covered Person opens any new account in which any securities are held with a broker or custodian or moves such an existing account to a different broker or custodian.

3.
Disclosure of Securities Holdings. All Covered Persons will, within 10 days of commencement of employment with the Adviser and annually thereafter, submit a statement to the Compliance Officer listing all of the

●
securities in which the Covered Person has any beneficial ownership, (including title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the Covered Person has any beneficial ownership);

a.	The names of any brokerage firms or banks where the Covered Person has an account in which any securities are held.

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b.
The report must be dated the day the Covered Person submits it, and must contain information that is current as of a date no more than 45 days prior to the date the person becomes a Covered Person of the Adviser. A form of the holdings report is set forth in Attachment A.

4.
Exceptions to Reporting Requirements. A Covered Person need not submit any report with respect to securities held in accounts over which the Covered Person has not direct or indirect influence or control or transaction reports with respect to transactions effected pursuant to an automatic investment plan.

5.	Covered Persons must report immediately any suspected violations to the Compliance Officer.

6.	Transactions Subject to Review. The Reportable Securities transactions reported on the quarterly reports will be reviewed and compared against client Reportable Securities transactions.

7.
Registered Fund Reporting. On a periodic basis, but not less than annually, the Compliance Officer shall prepare a written report to each registered fund client’s Chief Compliance Officer and its Board of Trustees setting forth the following:

i.          A description of any issues arising under the Code or underlying procedures since the last report to the Board including, but not limited to, information about material violations of the Code or underlying procedures and sanctions imposed in response to the material violations.

ii.         A certification on behalf of the Adviser that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code; and

iii.        A summary of existing procedures concerning personal investing and any changes in procedures made during the past year

VII.	RECORDKEEPING

The Compliance Officer will keep in an easily accessible place for at least five (5) years copies of this Code of Ethics, all periodic statements and reports of Covered Persons, copies of all preclearance forms, records of violations and actions taken as a result of violations, acknowledgments and other memoranda relating to the administration of this Code of Ethics. The Compliance Officer will maintain a list of all Covered Persons (which includes all Access Persons) of the Adviser currently and for the last five (5) years.

All Broker’s Confirmations and periodic statements of Covered Persons may be kept electronically in a computer database.

VIII.	OVERSIGHT OF CODE OF ETHICS

1.
Acknowledgment. The Compliance Officer will annually distribute a copy of the Code of Ethics to all Covered Persons. The Compliance Officer will also distribute promptly all amendments to the Code of Ethics. All Covered Persons are required annually to sign and  acknowledge  their  receipt  of  this  Code  of  Ethics  by  signing  the  form  of acknowledgment attached as Attachment C or such other form as may be approved by the Compliance Officer.

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2.
Review of Transactions. Each Covered Person’s transactions in his/her Personal Account will be reviewed on a regular basis and compared with transactions for the clients. Any Covered Person transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the management of the Adviser. The Managing Member of the Adviser will review the Compliance Officer’s transactions  and preclearance requests.

3.
Sanctions. Adviser’s management, with advice of legal counsel, at their discretion, will consider reports made to them and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

4.
Authority to Exempt Transactions. The Compliance Officer has the authority to exempt any Covered Person or any personal securities transaction of a Covered Person from any or all of the provisions of this Code of Ethics if the Compliance Officer determines that such exemption would not be against any interests of a client and in accordance with applicable law. The Compliance Officer will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

VI.	EXCEPTIONS FROM REPORTING PROVISIONS

1.	Purchases or sales pursuant to an Automatic Investment Plan; and

2.
Transactions effected in, and the holdings of, any account over which the Covered Person has no direct or indirect influence or control (i.e., blind trust, discretionary account or trust managed by a third party).

VII.	CONFIDENTIALITY

All reports of personal securities transactions and any other information filed pursuant to this Code of Ethics will be treated as confidential to the extent permitted by law.

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APPENDIX H
ATTACHMENT A

INITIAL HOLDINGS REPORT AND ANNUAL HOLDINGS REPORT

To:	Compliance Officer

From:	Covered Person

Subject:	Personal Securities Transactions

Pursuant to the Code (to be distributed later), you must submit an initial holdings report and an updated annual holdings report that lists all Reportable Securities (equities, options, private placements, bonds, notes) in which you have a direct or indirect Beneficial Ownership. You are not required to include all holdings of shares of open end investment companies (mutual funds), ETF’s, indices or currencies.

Kindly complete the form below and return it to the Chief Compliance Officer. If this is an Initial Holdings Report, it must be submitted no later than 10 days after the date on which the undersigned became a Covered Person. The information set forth in an Initial Holdings Report and an Annual Holdings Report must be current as of a date no more than 45 days prior to the date on which the report is submitted.

Check____________here if statements were provided to the Compliance Officer in lieu of completing the below form.

Date	Title & Amount of Security (including exchange ticker symbol or CUSIP number, number of shares and principal amount)	Name of Broker, Dealer or Bank Maintaining Account At Which Any Securities are Maintained

Please attach additional pages if you require more space

●	I certify that the names of any brokerage firms or banks where I have an account in which any securities are held are disclosed above, except for the following:

●	Or I certify I do not have a Personal Trading Account or Non-Discretionary Account:________(initial)

Signature:

Print Name:

Date:

APPENDIX H
ATTACHMENT B

QUARTERLY TRANSACTION REPORT FOR PERSONAL TRADING ACCOUNT(S)

This report must be submitted to the Compliance Officer no later than 30 days after the end of a calendar quarter.

Period of Report: From________________________to_________________________.

Check___________here if duplicate statements were provided to the Compliance Officer in lieu of completing the below form.

Date	Issuer	Debt: Amount, Interest Rate and Maturity Date	Equity: Number of shares	Purchase (P), Sale (S) or Short Sale (SS)	Price	Broker

(Please attach additional pages if you require more space)

●
I certify that I have reported on this form, or that you have received duplicate brokerage confirmations/statements of, all transactions in Reportable Securities which I had any direct or indirect beneficial ownership during the period covered by this report. I further certify that I have disclosed all new brokerage accounts in which I have beneficial ownership of securities.

●	Or I certify I do not have a Personal Trading Account or Non-Discretionary Account:________(initial)

Signature:

Print Name

Date:

APPENDIX H
ATTACHMENT C

CODE OF ETHICS

ACKNOWLEDGMENT

I hereby acknowledge receipt of the Green Owl Capital Management, LLC’s Code of Ethics (“Code”) and certify that I have read and understand it and agree to abide by it. I hereby represent that all my personal securities transactions will be effected in compliance with the Code.

I also confirm that I have instructed all brokerage firms where I maintain an account in which Reportable Securities are held to supply quarterly brokerage account statements to the Compliance Officer and have reported to the Compliance Officer all transactions in which I had or obtained any direct or indirect beneficial ownership.

Date:
(Signature)

(Print Name)

APPENDIX H
ATTACHMENT D

REPORT ON OUTSIDE BUSINESS ACTIVITIES

To:	Compliance Officer

From:	Covered Person

Subject:	Outside Business Activities

Adviser personnel are not permitted to serve on the board of directors of any company, including a publicly traded company (but excluding charitable organizations), without prior written authorization from the Compliance Officer.

Pursuant to the Code, you are required to submit to the Compliance Officer a description of any business activities outside of the Adviser in which you have a significant role, including all board of directors seats or offices that you hold. Please describe your outside business activities in the space provided below. (Please attach additional pages if you need more space)

Additionally, please include information as to whether any family members serve on the boards of directors of any company, including a publicly traded company, are otherwise employed by such publicly-traded company or are employed by a brokerage firm or investment bank. Relevant information includes such family member’s name, their relation to you, the company for which such family member works and their title within the organization. (Please attach additional pages if you need more space)

If you do not have an outside business activity and if no family members are employed by a publicly traded company, please check the following box:   ☐

Signature:	Date:

Print Name:

APPENDIX H1

GIFTS AND BUSINESS ENTERTAINMENT POLICY

Adopted January 2014

I.
Gifts. A Covered Person is prohibited from using his or her position at the Adviser to obtain an item of value from any person or company that does business with the Adviser. Covered Persons are prohibited from giving or accepting any gift greater than $250 in value from any person or company that does business with the Adviser. Unsolicited business entertainment, including meals or tickets to cultural and sporting events are permitted if: a) they are not so frequent or of such high value as to raise a question of impropriety and b) the person providing the entertainment is present at the event.

Reporting/Recordkeeping

●
Gifts - Each Covered Person must report any gifts given or received in connection with the Covered Person’s employment to the Compliance Officer on its Quarterly Transaction Statement, which is attached to this Exhibit H1 as Attachment E. The Compliance Officer may require that  any such gift  be returned to the provider or that an expense be repaid by the Covered Person.

II.	Recordkeeping. The Compliance Officer will maintain records of any gifts and/or business entertainment events so reported.

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APPENDIX H1
ATTACHMENT E

GIFTS AND BUSINESS ENTERTAINMENT - QUARTERLY TRANSACTION REPOR

You must report any previously unreported or prospective gift that exceeds $250 in value.

Please complete the form below for the previous quarter and return it to the Compliance Officer. The form must be signed and returned even if you have no unreported or prospective gift or business entertainment event during the quarter.

Period of Report: From________________________to________________________.

Date	Description of Gift or Business Entertainment Event	Value

(Please attach additional pages if you need more space)

I CERTIFY THAT I HAVE REPORTED ON THIS FORM ALL GIFTS THAT I HAVE GIVEN AND RECEIVED AND BUSINESS ENTERTAINMENT EVENTS THAT I HAVE ATTENDED OR EXPECT TO ATTEND DURING THE PERIOD COVERED BY THIS REPORT.

Initial here_________if no gift exceeding $250 were received during this period.

Signature:

Name:

Date:

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APPENDIX H2

POLICIES AND PROCEDURES RELATING TO POLITICAL CONTRIBUTIONS
AND PAYMENTS TO THIRD PARTY SOLICITORS

Adopted January 2014

I.	Statement of Policy

To the extent the Adviser provides or seeks to provide investment advisory services to a government entity,1 the Adviser will take the measures described herein to seek to ensure that contributions to an official of such government entity and payments to any third party who is engaged to solicit advisory business from such government entity are not made with the purpose of influencing the award of an advisory contract or the decision to invest in a covered investment pool managed by the Adviser. All italicized terms used in these procedures are defined in Section III, “Definitions”.

In this regard, the Adviser has adopted policies and procedures in order to comply with Rule 206(4)-5 under the Advisers Act (the “Rule”).2  The Rule, with certain exceptions, prohibits the Adviser from:

(i) receiving compensation for providing investment advisory services to a government entity, directly or indirectly, for two years after the Adviser or any of its covered associates makes a contribution to an official of such government entity;

(ii) coordinating, or soliciting any person or political action committee to make, (a) contributions to an official of a government entity to which the Adviser is providing or seeking to provide advisory services or (b) payments to a political party of a state or locality where the Adviser is providing or seeking to provide advisory services to a government entity; and

(iii) making or agreeing to make payments to third parties to solicit advisory business from a government entity on behalf of the Adviser unless such third parties are registered investment advisers or registered broker-dealers who are themselves subject to similar restrictions regarding contributions to officials of government entities as the Adviser.

The Rule applies only to the extent that the Adviser provides or seeks to provide investment advisory services to a government entity, either directly or through a government entity’s investment in a covered investment pool managed by the Adviser.

II.	Procedures

These procedures seek to ensure that neither the Adviser nor any of its covered associates makes or has made a contribution in violation of the restrictions on political contributions that the Adviser has adopted herein on or after March 14, 2011. All procedures that are applicable to covered associates are also applicable to the spouses of covered associates. Each covered associate is responsible for ensuring compliance with these procedures by his or her spouse. In addition, these procedures prohibit the Adviser from paying or entering into an agreement to pay a third party on or after September 13, 2011 to solicit advisory business from a government entity on its behalf unless such third party has affirmed its status as a regulated person.

1 The Adviser will be deemed to be seeking to provide investment advisory services to a government entity when it responds to a request for proposal, communicates with the government entity regarding the entity’s formal selection process for investment advisers or engages in some other solicitation of the government entity for the purpose of providing advisory services to such government entity, either directly or through a government entity’s investment in a covered investment pool managed by the Adviser.

2 The Adviser may have additional responsibilities under the code of conduct of a government program or plan it manages and/or the laws of the state or city in which such program or plan is located. (See, for example, the Code of Conduct of the New York State and Local Employees’ Retirement System, the New York State and Local Police and Fire Retirement System and the New York State Common Retirement Fund at www.osc.state.ny.us/pension/codeofconduct.pdf.)

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A.	Political Contributions

(i)
Prohibition of Political Contributions: The Adviser and each covered associate is prohibited from making a contribution to any person (including any election committee for the person) who is an incumbent, candidate or successful candidate for state or local office, including any such person who is running for federal office (a “Candidate”), on or after March 14, 2011.

(ii)
Prohibition of Coordination and Solicitation of Contributions and Payments: The Adviser and each covered associate are prohibited from coordinating or soliciting any person or political action committee on or after March 14, 2011 to make (a) a contribution to a Candidate, or (b) a payment to a political party of a state or locality. In this regard, the Adviser and each covered associate is are prohibited from consenting to the use of its name on any fundraising literature for a Candidate or sponsoring a meeting or conference which features a Candidate as an attendee or guest speaker and which involves fundraising for such person.

(iii)
Prohibition of Contributions to Political Action Committees and State and Local Political Parties: The Adviser and each covered associate are prohibited from making any contribution to a political action committee or a state or local political party on or after March 14, 2011. The Chief Compliance Officer will inquire as to how the contribution will be used in order to determine whether the political action committee or political party is closely associated with an official of a government entity.

(iv)
Special Disclosure Prior to Hire, Promotion or Transfer: Prior to the hiring, promotion or transfer of a person that would result in such person serving as a covered associate of the Adviser, such person will be required to disclose, as a condition of the hiring, promotion or transfer, all of the contributions and payments made by such person to Candidates, political action committees and state and local political parties within the preceding two years (if the person will solicit clients for the Adviser) or six months (if the person will not solicit clients for the Adviser), but not prior to March 14, 2011. To the extent the Adviser is aware that the person has made a contribution or payment in violation of these procedures, the Adviser will make a determination as to whether to hire, promote or transfer such person to serve as a covered associate.

(v)
Exception for Certain Returned Contributions: The prohibition of the Rule (on receiving compensation for providing advisory services to a government entity for two years after the Adviser or a covered associate has made a contribution to an official of such government entity) will not apply in certain instances where the triggering contribution is returned. In the event the Chief Compliance Officer discovers that a covered associate has made a contribution in violation of these procedures, the Chief Compliance Officer will make a determination as to whether it will require the covered associate to seek to obtain a return of the contribution. In the event the Chief Compliance Officer determines that it is necessary to require the covered associate to seek to obtain a return of the contribution, it will, within four months after the date of the contribution and 60 days after discovering the contribution, take all available steps to cause the contributing covered associate to seek to obtain a return of such contribution and will take such other remedial or preventive measures that it determines are appropriate under the circumstances. The Adviser’s reliance on this exception for returned contributions is limited to no more than two times per a 12-month period and no more than once for each covered associate, regardless of the time period.

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(vi)	Indirect Violations: Neither the Adviser nor any of its covered associates may do anything indirectly that would result in a violation of these procedures.

(vii)
Recordkeeping: The Chief Compliance Officer will compile and keep a list of (a) the names, titles and business and residence addresses of all covered associates of the Adviser, (b) all direct or indirect contributions made by the a covered associates to an official of a government entity, or direct or indirect payments to a political party of a state or political subdivision thereof, or a political action committee on or after March 14, 2011 prior to his or her employment with the Adviser. The records described in (b) above will be listed in chronological order and will indicate (1) the name and title of each contributor, (2) the name and title (including any city/county/state or other political subdivision) of each recipient of a contribution or payment, (3) the amounts and date of each contribution or payment, and (4) whether any such contribution was the subject of the exception for certain returned contributions.

B.	Payments to Third Parties to Solicit Advisory Business from Government Entities

(i)
Review and Approval of Third Party Solicitation Agreements: The Chief Compliance Officer will review and approve each third party solicitation agreement or arrangement prior to the Adviser entering into such agreement or arrangement.

(ii)
Required Disclosure by Regulated Persons: Prior to the Adviser providing or agreeing to provide payment to a third party on or after September 13, 2011 to solicit advisory business from a government entity on its behalf, the Chief Compliance Officer will require the third party to provide, as a condition to the Adviser engaging such third party, a written representation regarding its status as a regulated person. In addition, the Chief Compliance Officer will take any additional measures it deems necessary to verify such third party’s status as a regulated person.

(iii)
Ongoing Review of Regulated Person Status: In the event the Adviser provides or agrees to provide payment to a third party on or after September 13, 2011 to solicit advisory business from a government entity, the Adviser will require such third party to provide the Adviser with satisfactory representations that the third party meets and will continue to meet the definition of a regulated person as of such date or will obtain such other evidence as the Adviser deems satisfactory to verify such third party’s status as a regulated person as of such date.

(iv)
Recordkeeping: The Adviser will keep a list of the name and business address of each regulated person to whom the Adviser provides or agrees to provide, on or after September 13, 2011, directly or indirectly, payment to solicit a government entity for investment advisory services on its behalf.

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III.	Definitions

“Contributions” means gifts, subscriptions, loans, advances, deposits of money, or anything of value made for: (i) the purpose of influencing any election for federal, state or local office; (ii) payments of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of the successful candidate for state or local office.

“Covered associates” means (i) the Adviser’s general partners, managing members, executive officers and other individuals with a similar status or function; (ii) the Adviser’s employees who solicit a government entity for the Adviser and persons who supervise, directly or indirectly, such employees; and (iii) any political action committee controlled by the Adviser or by any person described in (i) or (ii) above. An “executive officer” of the Adviser means the president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer of the Adviser who performs a policy-making function or any other person who performs similar policy-making functions for the Adviser.

“Covered Investment Pool” means (i) an investment company registered under the Investment Company Act of 1940 that is an investment option of a plan or program of a government entity or (ii) any company that would be an investment company under section 3(a) of the Investment Company Act of 1940, but for the exclusion provided from that definition by either section 3(c)(1), section 3(c)(7) or section 3(c)(11) of that Act.

“Government entity” means any state or political subdivision of a state, including (i) any agency, authority or instrumentality of the state or political subdivision; (ii) a pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to, a “defined benefit plan” as defined in section 414(j) of the Internal Revenue Code, or a state general fund; (iii) a plan or program of a government entity; and (iv) officers, agents or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

“Official” means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity if the office (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of the Adviser by the government entity or (ii) has the authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of the Adviser by the government entity.

“Payments” means gifts, subscriptions, loans, advances or deposits of money or anything of value.

“Regulated person” means

(i) an investment adviser registered with the SEC that has not, and whose covered associates have not, within two years of soliciting a government entity, (A) made a contribution to an official of that government entity other than as permitted by Rule 206(4)-5(b)(1), and (B) coordinated or solicited any person or political action committee to make any contribution to an official of a government entity to which the Adviser is providing or seeking to provide investment advisory services or payment to a political party of a state or locality where the Adviser is providing or seeking to provide investment advisory services, or

(ii) a “broker”, as defined in section 3(a)(4) of the Securities Exchange Act of 1934, or a “dealer”, as defined in section 3(a)(5) of that Act, that is registered with the SEC and is a member of a national securities association registered under section 15A of that Act (e.g., FINRA), provided that (A) the rules of the association prohibit members from engaging in distribution or solicitation activities if certain political contributions have been made and (B) the SEC, by order, finds that such rules impose substantially equivalent or more stringent restrictions on broker-dealers than the restrictions imposed by Rule 206(4)-5 of the Advisers Act and that such restrictions are consistent with the objectives of such Rule.

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“Solicit” means (i) with respect to investment advisory services, to communicate, directly or indirectly, for the purpose of obtaining or retaining a client for, or referring a client to, the Adviser, and (ii) with respect to a contribution or payment, to communicate, directly or indirectly, for the purpose of obtaining or arranging a contribution or payment.

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